Exhibit 99.6

SPECTRAL IP, INC.

COMPENSATION COMMITTEE CHARTER

(Effective as of [_____], 2025)

I.	Purpose

The purpose of the Compensation Committee (the “Committee”) of the board of directors (the “Board”) of Spectral IP, Inc. (the “Company”) is to advise the Board on executive and director compensation matters and to oversee the Company’s overall compensation structure, policies, and programs as set forth herein.

II.	Membership

The Committee shall consist of three or more directors. Each member of the Committee shall be independent in accordance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and, to the extent applicable, the Securities and Exchange Commission (“SEC”), subject in each case to any applicable exceptions.

Each member of the Committee must also qualify as a “non-employee director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The members of the Committee shall be appointed by the Board based on recommendations from the nominating and corporate governance committee of the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

III.	Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

A. To review on an ongoing basis and make recommendations to the Board regarding the propriety, adequacy, and competitiveness of the Company’s overall compensation strategies, plans, and programs. The Committee shall review and make recommendations to the Board regarding all cash-based incentive compensation plans and equity-based incentive compensation plans and other equity-based plans, including stock option plans, restricted stock, restricted stock units, stock appreciation rights plans, stock bonus plans, and stock purchase plans (all such equity-based compensation plans are referred to as “Equity Plans”). The Committee shall have the authority to administer the Company's cash-based incentive compensation plans and Equity Plans and to make recommendations to the Board regarding the modification and termination of all such plans to ensure compliance with existing laws and regulations, including equal pay and gender equity.

B. To review and make recommendations to the Board regarding the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and make recommendations to the Board regarding the CEO’s compensation level based on this evaluation. The CEO cannot be present during any voting or deliberations by the Committee on their compensation.

C. To review the corporate goals and objectives applicable to the compensation of the other executive officers of the Company, evaluate at least annually their performance in light of those goals and objectives, and approve such executive officers’ compensation levels based on this evaluation. An executive officer may not be present during any voting or deliberations by the Committee on their compensation.

D. To review, and make recommendations to the Board regarding incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval by the stockholders of the Company, which includes the ability to adopt, amend and terminate such plans. The Committee shall also have the authority to administer the Company's incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan.

E. To review and make recommendations to the Board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers.

F. To determine stock ownership guidelines, if any, for the CEO and other executive officers and monitor compliance with such guidelines.

G. To review the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

H. To review director compensation and benefits at least annually for service on the Board and Board committees and recommend any changes to the Board as necessary.

I. Approve, and recommend to the Board for approval, any loans to be made by the Company to employees of the Company; provided, however, that in compliance with the Sarbanes-Oxley Act of 2002, as amended, the Company shall not directly or indirectly extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

J. To the extent that the Company is required to include a “Compensation Discussion and Analysis” (“CD&A”) section in the Company’s annual report on Form 10-K or annual proxy statement,the Committee will review and discuss with management the Company’s CD&A and will consider whether it will recommend to the Board that the CD&A be included in the appropriate filing.

K. To the extent it is required, the Committee shall prepare the annual Compensation Committee Report to be included in the Company’s annual report on Form 10-K or annual proxy statement.

L. Reviewing and recommending succession planning for the Company’s executive officers to ensure business continuity, develop effective management, and address the smooth transition of identified roles.

M. Reviewing and making recommendations to the Board regarding the creation or revision of, and overseeing and monitoring compliance with, policies allowing the Company to clawback compensation paid to employees.

N. To oversee, in conjunction with the Nominating and Corporate Governance Committee  engagement with stockholders and proxy advisory firms on executive compensation matters.

IV.	Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain, and obtain the advice of a compensation consultant (independent or otherwise) as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of any compensation consultant.

The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of any outside counsel or other advisors.

The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside counsel, and any other advisors engaged by the Committee. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of any compensation consultant, outside counsel or other advisor engaged by the Committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

In retaining or seeking advice from compensation consultants, outside counsel, and other advisors (other than the Company's in-house counsel), the Committee shall take into consideration factors relevant to the independence of such consultant, outside counsel, or other adviser from management, and in particular, must consider any factors specified in applicable Nasdaq or SEC rules.

The Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms, or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K and prepare any necessary disclosure in the Company’s annual report on Form 10-K or annual proxy statement in accordance with applicable rules and regulations of the SEC and/or Nasdaq.

The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any executive officer, employee, or adviser of the Company to meet with the Committee or any advisers engaged by the Committee.

V.	Structure and Operations

The Board shall designate a member of the Committee as the chair.

The Committee shall meet at least four (4) times per year and at such times and places as it deems necessary to fulfill its responsibilities.

The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee shall be governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases the CEO and any other such executive officers shall not be present at meetings at which their compensation or performance is discussed or determined.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

VI.	Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

VII.	Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

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